EXHIBIT 10.4

CONTRACT OF SALE

TRB CUMBERLAND LLC
TRB ARCHWOOD LLC

- Seller -

THE EMBASSY GROUP LLC

- Purchaser -

as of December 3, 2008

Cumberland Meadows and Archwood
Apartments
Madison, Tennessee

TABLE OF CONTENTS

Page:

1. Purchase Price	1

2. Escrow	2

3. Premises Sold "As Is"	3

4. Seller Representations	6

5. Title	7

6. Acceptance of the Deed	9

7. Inspections	9

8. Financing	9

9. Authorization of Purchaser and Seller	9

10. Included Premises	10

11. Closing Costs	10

12. Closing Date	11

13. Closing Documents	11

14. Preclosing Obligations of Seller	12

15. Condemnation	13

16. Casualty	14

17. Assignment	15

18. Brokers	15

19. Section 1031 Tax Deferred Exchange	15

20. OFAC Matters	16

21. Miscellaneous	16

CONTRACT OF SALE

This CONTRACT OF SALE (this "Contract") is made and entered into as of the 3rd day of December, 2008 by and between TRB Cumberland LLC (“TRB Cumberland”) and TRB Archwood LLC (“TRB Archwood”), each Tennessee limited liability companies having an office at 60 Cutter Mill Road, Suite 303, Great Neck, New York  11021 (collectively referred to as the "Seller"), and The Embassy Group LLC, a  New York limited liability company having an office at 3 College Road, Airmont, New York 10953 ("Purchaser").

WITNESSETH:

WHEREAS, TRB Cumberland is the current owner of the property known as and by the Cumberland Meadows Apartments, 300 Kate Street, Madison, Tennessee and more particularly described on Exhibit A-1 attached hereto (the "Cumberland Premises");

WHEREAS, TRB Archwood is the current owner of the property known as and by the Archwood Apartments, 110 Archwood Place, Madison, Tennessee and more particularly described on Exhibit A-2 attached hereto (the "Archwood Premises"; the Cumberland Premises and the Archwood Premises being hereinafter collectively referred to as the “Premises”)); and

WHEREAS, Seller wishes to sell and Purchaser wishes to acquire the Premises in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which being hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Purchase Price.   A.   Seller agrees to sell and Purchaser agrees to acquire the Premises for the sum of $7,350,000.00 payable as follows:

$50,000.00 upon the execution and delivery of this Contract of Sale as the nonrefundable (except as specifically set forth herein) Downpayment (hereinafter defined), by check(s) made payable to the order of Stewart Title Insurance Company, as escrow agent (“Escrow Agent”), which sum shall be held in escrow pursuant to the terms hereof; and

$50,000.00 on or before the expiration of the Due Diligence Period (hereafter defined) as a nonrefundable addition to the Downpayment, by check(s) made payable to the order of Escrow Agent, which sum shall be added to the Downpayment and held in escrow pursuant to the terms hereof; and

$7,250,000.00, at the Closing, by wire transfer to an account designated by Seller.

B.           The parties hereto agree that (i) the purchase price shall be apportioned as follows: Cumberland Premises: $3,000,000.00; and Archwood Premises: $4,350,000.00; and (ii) the Downpayment shall be apportioned as follows: Cumberland Premises: 40.82%; and Archwood Premises: 59.18%.

C. Notwithstanding anything herein to the contrary it is the intention of the parties hereto that the closing of title to the Cumberland Premises and Archwood Premises shall occur simultaneously and be so conditioned. Notwithstanding anything herein to the contrary it is the intention of the parties hereto that the closing of title to the Cumberland Premises and Archwood Premises shall occur simultaneously and be so conditioned on the closing of the sale by TRB Highland Ridge LLC to Purchaser (or its designee) of that certain property commonly referred to the Highland Ridge Apartments, 721 Due West Avenue, Madison, Tennessee (the “Highland Ridge Premises”) pursuant to that certain contract of sale dated as of the date hereof between TRB Highland and Purchaser (the “Highland Ridge Contract”).  It is understood that a default under the Highland Contract of Sale shall constitute a default under this Contract of Sale. Subject to Section 12. B. (which Section shall control in the event of a default by Seller or Purchaser), in the event that the closing of title to the Cumberland Premises, Highland  Ridge Premises or Archwood Premises does not close for any reason, then the party hereto that was ready, willing and able to so close shall not be obligated to close title to the remaining properties.

2.           Escrow.   Concurrently with the execution of this Contract of Sale, Purchaser has delivered to Escrow Agent, a check(s) (subject to collection) in the amount of $50,000.00 as the downpayment (the "Downpayment").   On or before the expiration of the Due Diligence Period, Purchaser shall deliver a certified check or wire transfer to Escrow Agent for an additional $50,000.00 which is to be added to the Downpayment and held in escrow in accordance with the terms hereof.  Escrow Agent shall deposit the Downpayment into an interest-bearing account(s) maintained at a federally insured financial institution(s).  Escrow Agent shall deliver the Downpayment in accordance with this Contract of Sale, or a joint instruction signed by Seller and Purchaser, or separate instructions of like tenor signed by Seller and Purchaser, or a final judgment of a court of competent jurisdiction.  Escrow Agent hereby is authorized and directed to deliver the Downpayment to Seller if, as and when title closes.  If Escrow Agent shall receive a written request by one party for the release of the escrow, Escrow Agent will give a copy thereof to the other party.  If Escrow Agent shall not receive an objection from the other party within five (5) business days, then Escrow Agent shall so release the Downpayment.  If Escrow Agent receives an objection, then Escrow Agent shall continue to hold the Downpayment in accordance with the terms hereof.  Escrow Agent at any time may deposit the Downpayment with a court of competent jurisdiction, and upon notice to Seller and Purchaser of such deposit, Escrow Agent shall have no further responsibility or liability hereunder.  Escrow Agent may act upon any instruction or other writing believed by Escrow Agent in good faith to be genuine and to be signed or presented by the proper persons.  Except as otherwise noted herein, any interest or income thereon shall be paid to the party entitled to receive the Downpayment; provided that if Seller shall receive the interest at Closing then such interest shall serve as a credit against the purchase price.  It is understood and agreed that if a check for any portion of the Downpayment shall fail to clear then Escrow Agent shall deliver the portion, if any, of the Downpayment that shall have cleared (together with any interest earned thereon) to Seller and this Contract shall terminate and neither party shall have any further obligations hereunder to the other except that Seller shall be permitted to attempt to collect from Purchaser on the check that shall have failed to clear by commencing litigation or otherwise as provided for by law.

Seller and Purchaser acknowledge that Escrow Agent is merely a stakeholder, and that Escrow Agent shall not be liable for any act or omission unless taken or suffered in bad faith, in willful disregard of this Contract of Sale or involving gross negligence.  Escrow Agent shall not be liable for the failure of the institution(s) in which the Downpayment has been deposited or for establishing accounts in excess of applicable guaranty limits.  Seller and Purchaser agree to indemnify and hold Escrow Agent harmless from and against any reasonable costs, claims or expenses incurred in connection with the performance of the Escrow Agent's duties hereunder, unless such costs, claims or expenses were occasioned by Escrow Agent's bad faith or its willful disregard of this Contract of Sale.

Escrow Agent shall not be bound by any agreement between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof, and Escrow Agent's only duties and responsibilities shall be to hold, and to dispose of, the Downpayment and interest earned thereon in accordance with this Contract of Sale.  Escrow Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection in respect to any action taken or omitted by Escrow Agent hereunder in good faith and in reliance upon such opinion.

All instructions or notices given to, or by,  the Escrow Agent shall be in writing and delivered in accordance with the requirements of this Contract of Sale.  For purposes of this paragraph, such instructions and notices shall be deemed delivered on the date of delivery, if by hand, or on the date of mailing if mailed, except that no instruction or notice to Escrow Agent shall be deemed effectively delivered to Escrow Agent until actual receipt thereof by Escrow Agent.

3.           Premises Sold "AS IS".    A. PURCHASER EXPRESSLY UNDERSTANDS AND AGREES AND ACKNOWLEDGES THAT SELLER WOULD NOT HAVE ENTERED THIS CONTRACT OF SALE WITHOUT THE EXPRESS PROVISIONS OF THIS PARAGRAPH 3.  IN PARTICULAR, PURCHASER ACKNOWLEDGES THAT SELLER ONLY RECENTLY ACQUIRED THE PREMISES BY DEED IN LIEU OF FORECLOSURE AND THEREFORE SELLER IS BOTH UNWILLING AND UNABLE TO MAKE ANY MORE REPRESENTATIONS OR WARRANTIES CONCERNING THE PREMISES THEN THE ONES SET FORTH IN THIS CONTRACT OF SALE.  IT IS UNDERSTOOD THAT, EXCEPT AS HEREIN SPECIFICALLY SET FORTH,  THE PREMISES AND ALL IMPROVEMENTS AND FIXTURES SHALL BE DELIVERED "AS IS", “WHERE IS” IN THEIR PRESENT CONDITION AND WITH ALL FAULTS, SUBJECT TO REASONABLE WEAR AND TEAR AND DETERIORATION BETWEEN NOW AND THE CLOSING DATE.  SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PREMISES.  PURCHASER ACKNOWLEDGES THAT, EXCEPT AS HEREIN SPECIFICALLY SET FORTH, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES, EMPLOYEES, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, TRUSTEES, MEMBERS, PARTNERS, COUNSEL OR AGENTS HAS MADE OR WILL IN THE FUTURE MAKE ANY DISCLOSURES, REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION, STATE OF REPAIR, TENANCY, INCOME, EXPENSES OR OPERATION OF THE PREMISES.  EXCEPTING ONLY THOSE REPRESENTATIONS (IF ANY) SPECIFICALLY SET FORTH IN THIS CONTRACT OF SALE, PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS WHETHER ORAL OR WRITTEN (AND PURCHASER AGREES THAT IT WILL NOT RELY ON ANY FUTURE REPRESENTATIONS, WARRANTIES OR STATEMENTS WHETHER ORAL OR WRITTEN) IN ITS DECISION TO ACQUIRE THE PREMISES IN ACCORDANCE WITH THE TERMS HEREOF.  PURCHASER ALSO ACKNOWLEDGES THAT IT HAS NOT AND AGREES THAT IT WILL NOT IN THE FUTURE RELY ON ANY "BROKER SET-UPS" OR ANY OTHER COMMUNICATIONS FROM ANY REAL ESTATE BROKER, MANAGING AGENT OR SIMILAR PARTY.

IN PARTICULAR, EXCEPT AS HEREIN SPECIFICALLY SET FORTH, SELLER HAS NOT MADE (AND IS UNWILLING TO MAKE) ANY DISCLOSURES, REPRESENTATIONS OR WARRANTIES IN RESPECT OF (I) THE PHYSICAL CONDITION OF THE PREMISES (INCLUDING, WITHOUT LIMITATION, IN RESPECT OF THE PRESENCE, NON-PRESENCE OR CONDITION OF HAZARDOUS MATERIALS (HEREAFTER DEFINED), (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PREMISES WITH ANY PLANS OR SPECIFICATIONS OR WITH APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO THE PROTECTION OF THE ENVIRONMENT OR THE HEALTH, SAFETY, ACCESSIBILITY OR WELFARE OF EMPLOYEES, WORKERS OR GUESTS TO THE PREMISES (INCLUDING BUT NOT LIMITED TO THE OCCUPATIONAL SAFETY AND HEALTH ACT, AS AMENDED, AND THE AMERICAN WITH DISABILITIES ACT, AS AMENDED)), (III) THE REVENUES, INCOME OR EXPENSES OF THE PREMISES, (IV) THE ADEQUACY OR INADEQUACY OF THE UTILITIES, IF ANY, PROVIDED TO THE PREMISES, (V) THE ZONING OF THE PREMISES OR (VI) ANY OTHER MATTER WHATSOEVER AND WHETHER OR NOT CONCERNING THE PREMISES.  PURCHASER ACKNOWLEDGES THE FOREGOING AND WARRANTS AND REPRESENTS THAT IT (OR ITS PRINCIPAL OFFICER IF PURCHASER SHALL BE AN ENTITY) HAS HAD SUFFICIENT TIME AND OPPORTUNITY (OR THAT THIS CONTRACT OF SALE PROVIDES FOR SUFFICIENT TIME AND OPPORTUNITY) TO INSPECT THE PREMISES AND OTHER MATTERS DEEMED IMPORTANT TO PURCHASER, THAT IT (OR ITS PRINCIPAL OFFICER IF PURCHASER SHALL BE AN ENTITY) IS EXPERIENCED IN OWNING REAL PROPERTY SIMILAR TO THE PREMISES AND THAT IT IS REPRESENTED BY ADVISORS AND COUNSEL OF ITS CHOOSING.

For purposes hereof, “Hazardous Wastes” shall mean and refer to explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground storage tanks, hazardous materials, toxic substances, hazardous wastes, hazardous substances, mold, petroleum, petroleum based materials or any other materials or substances which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), or any other applicable federal, state or local laws.

B.           As of the expiration of the Due Diligence Period, Purchaser will have, or will have had ample opportunities to have:
(i)           Examined and inspected the Premises and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Premises in all respects, and by proceeding with this transaction following the expiration of the Due Diligence Period will be deemed to have determined that the same is satisfactory to Purchaser in all respects;
(ii)           Reviewed the Lease(s) and all other Premises Information and all other instruments, records and documents which Purchaser deems appropriate or advisable to review in connection with this transaction, and Purchaser, by proceeding with this transaction following the expiration of the Due Diligence Period, will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Purchaser in all respects;
(iii)           Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Premises and the conformance and non-conformance of the Premises with same, and Purchaser, by proceeding with this transaction following the expiration of the Due Diligence Period, will be deemed to have determined that the same are satisfactory to Purchaser;
(iv)           Investigated, examined and approved the presence or absence of Hazardous Materials, in, on or under the Premises, which investigations, examinations or audits shall be performed or arranged by Purchaser, at Purchaser’s sole expense, prior to the end of the Due Diligence Period;
 (v)           Investigated, examined and approved the quality, nature, adequacy and physical condition and aspects of the Premises, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Premises;
(vi)           Investigated, examined and approved the quality, nature, adequacy, and physical condition of soils, geology and any groundwater;
(vii)           Investigated, examined and approved the existence, quality, nature, adequacy and physical condition of utilities serving the Premises;
(viii)                      Investigated, examined and approved the zoning or other legal status of the Premises or any other public or private restrictions on use of the Premises; and
(ix)           Investigated, examined and approved the compliance and non-compliance of the Premises or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity.
C.           By not terminating this Contract of Sale at the expiration of the Due Diligence Period and proceeding to Closing, without further documentation, Purchaser, on behalf if itself and all of its officers, directors, members, managers, trustees, beneficiaries, shareholders, employees, representatives, successors and assigns, and their affiliates (collectively, the “Releasors”), will automatically be deemed to have waived and relinquished any and all claims, rights and remedies Releasors may now or hereafter have against Seller, its successors, assigns, officers, directors, members, managers, trustees, beneficiates, shareholders, employees, representatives, and their respective successors, assigns and affiliates (the “Seller Parties”), whether known or unknown, which may arise from or be related to this Contract of Sale or in any manner related to the Premises (including without limitation any past, present or future presence or existence of Hazardous Materials on, under or about the Premises, any past present or future violation of any rules, regulations or laws, now or hereafter enacted relating to the Premises, the physical or structural condition of the Premises, the financial performance of the Premises or any other matter or claim in any manner related to this Contract of Sale or the Premises); provided, however, that the release contained herein shall not be deemed to void the effect of, and shall not apply to,  any representations or warranties of Seller specifically contained in this Contract of Sale which representations or warranties by their terms are specifically set forth to survive Closing.  This section shall survive the Closing and the recordation of the deed and will not be deemed merged into the deed upon its recordation.

D.           Purchaser is hereby notified that residential dwellings built prior to 1978 may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.  Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems and impaired memory.  Lead poisoning also poses a particular risk to pregnant women.  The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller's possession and notify the buyer of any known lead-based paint hazards.  A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase of the Premises (the "Lead-Based Paint Inspection").  Purchaser acknowledges that it has read understood the lead warning statement above and has received the Lead Hazard Information Pamphlet Protect your Family From Lead in Your Home.  Purchaser shall have the Due Diligence Period to notify Seller of any defects or issues raised by the Lead-Based Paint Inspection that Purchaser is not satisfied with.

E.           This Section shall survive the Closing or earlier termination of this Contract of Sale.

4.           Seller Representations.  A.   Seller warrants and represents that attached hereto as Exhibit B is a copy of a rent roll for the Premises which is materially true and correct as of the date thereon. There are no oral or written leases or other occupancy agreement presently in effect except those referred to on Exhibit B. Purchaser acknowledges that it (and its advisors) have had sufficient time and opportunity to examine the leases and other files regarding the occupancy of the Premises.  Seller represents and warrants that it made available to Purchaser copies or originals of all lease files in its possession.  However, since Seller has only recently acquired the Premises by foreclosure Seller makes no representations or warranties that the lease files it possesses are complete or accurate.

B.           Except as may be listed on Exhibit C attached hereto, Seller warrants and represents that to its knowledge no tenant at the Premises is in monetary default beyond the month which includes the date of this Contract of Sale.

C.           Seller warrants and represents that Seller has not nor will it in the future collect rent more than thirty (30) days in advance.

D.           Seller warrants and represents that it has no knowledge that there are any service contracts affecting the Premises that are not terminable on thirty (30) days or less notice.

E.           Seller warrants and represents that there are no employees at the Premises who Purchaser would be responsible for following Closing.

F.           As of the date hereof, Seller warrants and represents that it has no knowledge of any pending or contemplated condemnation proceedings affecting the Premises or any part thereof.

G.           Seller warrants and represents that to its knowledge no material litigation or proceeding is pending or has been threatened in writing with respect to the Premises (other than personal injury or property damage claims (if any) being handled by an insurer); no notice(s) of violation of law or municipal ordinances, or of Federal, State, County or Municipal regulations, orders or requirements relating to the Premises have been received by the Seller but Seller recommends that during the Due Diligence Period Purchaser has its advisors inspect the Premises for their compliance (or noncompliance) with applicable regulations, orders or requirements.

H.           Seller warrants and represents that to its knowledge Seller has received the zoning letters from the applicable municipalities in respect of the Premises as shown on Exhibit D attached hereto.

I.           Seller warrants and represents that to its knowledge there is no litigation, proceeding (zoning or otherwise) or other governmental investigation pending, or to the knowledge of the Seller, threatened against or relating to the Seller or the Premises that could be expected to have a material adverse effect on the transaction contemplated by this Agreement.

J.           Seller warrants and represents that to its knowledge there are no tax appeals, exemptions or abatements affecting the Premises.

K.           Seller warrants and represents that it has not received written notice of any special assessments pending against all or any part of the Premises.

L.           The warranties and representations contained in this Section 4 shall survive the Closing for a period of six (6) months.

5.           Title.   A.   Purchaser agrees to promptly order a commitment for title insurance from Madison Title Agency LLC as an authorized agent on behalf of Escrow Agent.  Purchaser shall have until the end of the Due Diligence Period to notify Seller in writing of any objections it may have to said title commitment, otherwise Purchaser shall be deemed to have waived any objections it may have to Seller's title to the Premises set forth in such title commitment and shall be required to close on its acquisition of the Premises without offset or abatement.  Purchaser agrees to take title if insurable by Escrow Agent at standard premiums and subject only to the Permitted Exceptions (hereafter defined).  If Purchaser shall timely notify Seller of a defect in Seller's title, then Seller shall have the option of either terminating this Contract of Sale (in which event the Downpayment with interest thereon shall be returned to Purchaser and the parties shall have no other liability to each other) or to attempt to cure such defect(s).  Seller shall be entitled, at its option, to extensions of the Closing Date (hereafter defined) for up to sixty (60) days in the aggregate to attempt to cure such defect(s), but in no event beyond the expiration of Purchaser’s mortgage commitment or rate lock.  If Seller shall have elected to attempt to cure such defects and should Seller not cure such defect(s) regardless of the reason, then Purchaser shall have the option (exercisable within ten (10) days of Seller's notification thereof to Purchaser), to close on its purchase of the Premises in accordance with the terms hereof with no abatement or offset.  If Purchaser shall not have timely exercised its option set forth in the preceding sentence, then this Contract of Sale shall terminate, the Downpayment together with interest thereon shall be returned to Purchaser and the parties shall have no other liability to each other.  Purchaser shall have three (3) days following its receipt of a continuation report (but in no event later than the Closing Date) to notify Seller of any new title defects raised thereby which did not exist of record at the time of the issuance of the initial title commitment and the provisions above of this Paragraph shall apply in respect of such new title defects.

B.   The Premises are sold subject to the following (collectively, the "Permitted Exceptions"):

(1)           All covenants, restrictions, easements and agreements of record now on the Premises provided same do not render the Premises unusable for the purposes for which the Premises is currently used,

(2)     All liens for unpaid municipal charges (including taxes) not yet due and payable,

(3)           The state of facts which would be shown by a current survey or inspection of the Premises provided that same would not materially and adversely interfere with the current use and operation of the Premises,

(4)           Minor encroachments and projections of walls, foundations, stoops, cellar steps, areas, cornices, trim or other improvements or installations onto the Premises or from the Premises onto adjoining property or beyond applicable restrictions; party walls and party wall rights; minor variations between the record lot lines of the Premises and those shown on the tax map and consents for the erection and maintenance of any structures on, under or above any streets, or roads in front of or adjoining the Premises, and

(5)   Such other items that will not make the Premises unusable or unmarketable for the purposes for which the Premises is currently used.

C.           Purchaser agrees to accept a limited warranty deed (or the local equivalent), in form satisfactory for recording, for the sale of the Premises. If the legal description attached hereto as Exhibit "A" differs from the legal description of the Premises drawn from the Survey, Seller shall at Closing deliver, in addition to the Deed, a quitclaim deed conveying the Property pursuant to the legal description drawn from the Survey.

D.           Notwithstanding anything herein to the contrary,  Seller shall eliminate any liens or encumbrances affecting the Premises which may be removed or satisfied by the payment of a liquidated sum of money and which were voluntarily incurred by Seller.

6.           Acceptance of Deed.   The acceptance of the deed by Purchaser shall constitute and be deemed and considered full compliance by Seller of all the terms and conditions of this Contract of Sale on the part of Seller to be performed.  It is further expressly agreed that none of the provisions of this Contract of Sale shall survive the delivery and acceptance of the deed, except insofar as may herein otherwise be expressly and specifically provided.

7.           Inspections.   A.  At Purchaser's cost and expense, Purchaser and its advisors shall be permitted to inspect the Premises for structural integrity, compliance with applicable laws, to perform an environmental audit of the Premises, to review the historical and projected financial information relative to the operations of the Premises, to review the zoning for the Premises and any such other matters as Purchaser shall deem significant (the "Inspections").  Purchaser agrees to indemnify and hold harmless Seller from any damage to person or property that may be caused by the Inspections.  Purchaser shall not do any invasive testing (i.e. conducting borings) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

B. Purchaser shall have until January 6, 2009 (the “Due Diligence Period”) to notify Seller in writing that Purchaser is satisfied with its Inspections of the Premises and that Purchaser irrevocably desires to proceed to Closing; together with such notice Purchaser shall deliver a certified check or wire transfer to Escrow Agent for an additional $50,000.00 which is to be added to the Downpayment and held in escrow in accordance with the terms hereof.  If Purchaser shall fail to timely notify Seller that it is satisfied with its Inspections or if Purchaser shall fail to timely send the $50,000.00 as aforesaid to Escrow Agent,  then this Contract of Sale shall terminate, in which event the Downpayment theretofore paid together with interest thereon shall be returned to Purchaser and the parties shall have no other liability to each other.

C.           Seller agrees to cooperate, and to cause its property manager to cooperate, with Purchaser in connection with the Inspections referenced above and to provide access to the Premises in connection therewith (subject to the provisions of applicable leases).

8.           Financing.   It is expressly understood and agreed that the obligations of Purchaser hereunder are NOT contingent on Purchaser being able to secure financing for all or any portion of the purchase price.

9.           Authorization of Purchaser and Seller.   A.   Purchaser warrants and represents that it was duly organized and is in good standing in its jurisdiction of organization and that it is in good standing in the State in which the Premises is located.  Purchaser warrants and represents that it has the authority to enter into this Contract of Sale and agrees to supply to Seller such information as Seller may require (such as its articles of organization, operating agreement and resolutions adopted by its members) to establish to Seller's reasonable satisfaction the accuracy of the warranties and representations contained in this paragraph.  Purchaser represents that its signatory is fully authorized to execute and deliver this Contract of Sale on its behalf.

B.   Seller warrants and represents that it was duly organized and is in good standing in its jurisdiction of organization and that it is in good standing in the State in which the Premises is located.  Seller warrants and represents that it has the authority to enter into this Contract of Sale and agrees to supply to Purchaser such information as Purchaser may require (such as its articles of organization, operating agreement and resolutions adopted by its members) to establish to Purchaser's reasonable satisfaction the accuracy of the warranties and representations contained in this paragraph.  Seller represents that its signatory is fully authorized to execute and deliver this Contract of Sale on its behalf.

10.           Included Premises.   This sale includes all the right, title and interest of Seller in and to all easements, rights of way, privileges, transferrable permits, records, reports, transferrable licenses, appurtenances and rights to the same belonging to and inuring to the benefit of the Premises, supplies, fixtures and articles of personal property (including, but not limited to, machinery, computers, drills and other tools, snow removal equipment, landscaping equipment, and all other personal property located in apartments at the Premises including without limitation (as applicable) air conditioners, dishwashers, refrigerators and stoves) attached to or appurtenant to the Premises or used in connection with the operation of the Premises and owned by Seller. All such items shall be transferred to Purchaser free and clear of security interests and UCC Financing Statements.  This sale also includes all the right, title and interest of Seller in and to any intangible property associated with the Premises including without limitation building and trade names.

11.           Closing Costs.   A.   Seller shall pay for all of its costs of closing including its own attorney fees.  Seller shall also pay for one-half (1/2) of the cost of Purchaser’s standard title insurance policy plus customary endorsements (except that Purchaser shall pay for a mortgagee’s title insurance policy, if any) and one-half (1/2) of   all transfer taxes, stamps and recording fees and costs (and similar items) in respect of the recordation of the deed.  Purchaser shall pay for all of its costs of closing including its own attorney fees, for costs associated with its financing and for the cost of an updated survey if Purchaser shall desire one.  Purchaser shall also pay for one-half (1/2) of the cost of Purchaser’s standard title insurance policy plus customary endorsements  and one-half (1/2) of all transfer taxes, stamps and recording fees and costs (and similar items) in respect of the recordation of the deed, and all transfer taxes, stamps and recording fees and costs (and similar items) in respect of the recordation of Purchaser’s mortgage.  The parties shall split 50/50 the escrow fees.

B.           Real property taxes, rents actually collected, wages, utilities, water/sewer charges and other operating expenses shall be adjusted as of the day before the Closing Date. From and after the Closing Date, all rent and additional charges shall be first applied to current monthly rent and charges, and any balance shall be applied first to the most recent arrearage.  Purchaser shall not be responsible to Seller for failure to collect but shall use good faith efforts to collect for Seller any delinquent rents or additional charges under the Leases.  Purchaser shall have no obligation to incur any expense or to commence any legal action or proceeding against any tenant with respect to such delinquencies. If the actual taxes or other charges shall not have been set by the Closing Date, the apportionment shall be upon the basis of the tax rate (or other charge) for the previous year applied to the latest assessed valuation.  Seller shall be responsible to pay the installments of any special assessments that are due and payable through the Closing Date and the Purchaser shall be responsible for the installments for the periods following the Closing Date.

12.           Closing Date.   A.   The parties agree that the closing (the "Closing") shall occur on or before February 6, 2009 (the "Closing Date").  The Closing shall take place in escrow through the offices of Escrow Agent.  If Purchaser shall have failed or been unable to close on or by the Closing Date, then this Contract of Sale shall terminate, neither party shall have any further obligations to the other and Seller, as Seller’s sole remedy, shall be entitled to the entire Downpayment and any interest earned thereon.  Time is of the essence in this Contract of Sale. Notwithstanding anything herein to the contrary, in the event that Purchaser, in its sole discretion, desires to extend the Closing Date, Purchaser shall have a one-time right to extend the Closing Date for a period of up to thirty (30) days by (a) delivering written notice of such election to Seller no later than five (5) business days prior to the then-scheduled Closing Date and (b) depositing by wire transfer with Escrow Agent contemporaneously with such notice the sum of One Hundred Thousand Dollars ($100,000.00) (the “Extension Downpayment”), which Extension Downpayment shall become a part of the Downpayment, and shall be held and disbursed in the same manner as the Downpayment.  It is understood that in order for such extension to be effective, Purchaser must simultaneously extend and pay the requisite Extension Downpayment under the Highland Ridge Contract.

B.   Notwithstanding anything contained in this Contract of Sale to the contrary it is understood and agreed that in the event of any default on the part of Purchaser, Seller agrees to look solely to the Downpayment in accordance with the terms hereof as its liquidated damages and waives any claim for specific performance or any other claim either against the Purchaser or against any person disclosed or undisclosed.  Notwithstanding anything to the contrary set forth in this Contract of Sale, in the event Seller shall default hereunder (or in the event of any claim of Purchaser against Seller related to this Contract of Sale or the Premises) Purchaser's sole right shall be to either recover its Downpayment with interest thereon or to seek specific performance of this Contract of Sale, with it being understood that Seller shall in no event ever be liable for consequential or other monetary damages in respect of this Contract of Sale, the Premises or the transaction contemplated hereby.  Seller and Purchaser acknowledge that the amount of damages of Seller occasioned by a default of Purchaser hereunder would be difficult or impossible to accurately predict and Seller and Purchaser, after consultation with counsel of their own choosing, agree that the liquidated damages provided for in this paragraph are reasonable sums to be used as liquidated damages.

13.           Closing Documents.   A.   Seller agrees to execute and deliver to Purchaser on the Closing Date all documents, in form reasonably satisfactory to Purchaser, necessary to effectuate the provisions hereof including, without limitation:

a. The deed.

b. An assignment and assumption of leases together with an assignment of the security deposits, if any, held in respect of the leases as listed on the then rent roll.

c. A notice of sale to the tenants, if any, of the Premises directing the tenants to make all further rent payments to Purchaser as Purchaser may direct.

d. The original lease and property files and keys in Seller's possession.

e. An affidavit pursuant to Section 1445 of the Internal Revenue Code, as amended.

f. Resolution of Seller evidencing the authority of the Seller to sell the premises, to enter into this Agreement and to take all action deemed necessary or desirable to carry out the terms of this Agreement;

g. A rent roll for the Premises, certified by Seller (or its managing agent) as true and correct in all material respects as of Closing,

h. Any additional documents, including Seller’s affidavit of title, reasonably required by the Title Company;

i. Such other documents that shall reasonably be required to consummate the transactions herein contemplated.

B.           Purchaser agrees to execute and deliver to Seller on the Closing Date all documents, in form reasonably satisfactory to Seller, necessary to effectuate the provisions hereof including, without limitation:

a. The balance of the purchase price referred to hereinabove.

b. The assignment and assumption of the leases.

c. Such other documents that shall reasonably be required to consummate the transactions herein contemplated.

Purchaser shall not be obligated to close and fund the transaction contemplated hereunder unless (i) the representations and warranties made by Seller under this Contract shall be true and correct in all material respects on the date of this Contract and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and (ii) until Seller shall have performed all covenants and agreements in all material respects and delivered all documents required by this Contract to be performed or delivered by it on or before the Closing Date.  Notwithstanding the preceding sentence, it shall not be a breach of a condition or warranty excusing Purchaser from closing if the rent roll shall change between the date hereof and the Closing Date (and therefore Seller’s representation thereof will have changed) if such change in the rent roll is due to customary operations (i.e. lease renewals, new leases, lease expirations, etc.) of a multi-family apartment complex.

14. Pre-Closing Obligations of Seller.   Between the date hereof and the Closing Date, Seller shall:

a. Excluding repairs due to casualty or condemnation which are covered elsewhere in this Contract of Sale, keep the Premises and all parts thereof in the same state of repair and condition as they are currently in (including making ordinary repairs and replacements) reasonable wear and tear excepted.

b. Not apply all or any part of the security deposit of any tenant, to the extent Seller shall have any, unless such tenant's lease has terminated and such tenant has vacated the Premises.

c. Not withdraw, settle or compromise any reduction proceeding affecting real estate taxes assessed against the Premises without the prior consent of Purchaser which consent shall not be unreasonably withheld or delayed.  Any future refunds and fees of counsel shall be prorated between Purchaser and Seller as of the Closing Date.  This Paragraph 14(c) shall survive the Closing and the delivery of the deed.

d. Not remove from the Premises any fixture, equipment or personal property included in this sale unless the same is replaced with items of at least equal value prior to the Closing Date.

e. Subject to the leases for the Premises, permit Purchaser or its representatives access to the Premises upon reasonable prior notice and at reasonable times.

f.  Not modify, cancel, extend or otherwise change in any manner any of the material terms, covenants or conditions of the Leases, nor enter into any contracts for services or otherwise that is not terminable on thirty (30) days’ notice, nor shall any easements be created or any similar licenses given to the Premises, nor enter into any new leases of space in the Premises without Purchaser’s prior written consent; provided that Seller may (without Purchaser’s prior consent) (i) enter into new residential leases for terms of no longer than 12 months, at market rentals, and upon Seller’s past credit screening procedures, (ii) extend existing residential leases for a term of no longer than 12 months at no less than the existing rental and (iii) terminate a residential lease in the event of a material default by a tenant.

g. On the Closing Date, all apartments at the Cumberland Premises and the Archwood Premises which were vacant as of ten (10) days prior to the Closing Date will be in a “Rent Ready Condition”. “Rent Ready Condition” shall mean that all vacant apartments have been thoroughly cleaned and that all apartments contain the following:  (1) refrigerator-freezer unit in working condition; (2) dishwasher (to the extent in the majority of the other units) in working condition, stove in working condition; (3) plumbing, heating, air conditioning and electrical outlets and fixtures in working order for such units; (4) floors fully covered with a combination of tile or linoleum and carpeting, all of which shall be in average or better condition; and (5) blinds and/or drapes on all windows in average or better condition.  If any such apartment is not in a “Rent Ready Condition,” or if any appliance or other item listed above is missing or not in working order as of the Closing Date, Seller agrees to reimburse Buyer for the reasonable repair costs of the same, and if missing or not repairable, shall pay for the cost of replacing same. Notwithstanding the above, this Section 14g is not intended to modify the casualty provisions of Section 16 and Seller shall not be obligated to restore apartments that are in disrepair due to casualty and said casualty shall be handled pursuant to the provisions of Section 16.

15.           Condemnation.   A.   As of the date hereof, Seller has no knowledge of any pending or contemplated condemnation proceedings affecting the Premises or any part thereof.

B.   If prior to the Closing, all of the Premises shall be taken by condemnation, eminent domain or deed in lieu thereof, this Contract of Sale shall be automatically terminated, the Downpayment together with any interest thereon shall be returned to Purchaser and thereupon neither party shall have any further liability or obligation to the other.  If prior to the Closing Date, a portion, but less than all, of the Premises shall be taken by condemnation, eminent domain or deed in lieu thereof, which shall have a material, adverse financial impact on the value or use of the Premises then Purchaser or Seller may, at either's option, terminate this Contract of Sale by sending written notice thereof within thirty (30) days of such condemnation or other taking, in which event the Downpayment and the interest thereon shall be returned to Purchaser and thereupon neither party shall have any further liability or obligations to the other.  For purposes hereof, a partial condemnation or other taking shall be deemed material only if same shall result in cancellation of leases and/or reductions in rents under leases in the aggregate resulting in the loss of five percent (5%) or more of the aggregate rents currently provided for in the most recent rent roll for each property comprising the Premises, or if same shall result in material interference of access, ingress or egress to any of the properties comprising the Premises.  If this Contract of Sale is not terminated Purchaser shall (a) accept title to the Premises subject to the condemnation or other taking, and (b) pay in full the purchase price and on the Closing Date the net proceeds of the award or payment (after payment of all actual collection costs) shall be assigned by Seller to Purchaser and net monies theretofore received by Seller in connection with such condemnation or other taking shall be paid over to Purchaser or allowed as a credit against the purchase price hereunder (unless previously used by Seller in connection with the repair of the Premises in connection therewith).   Seller shall not settle or compromise such claim without the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed. This Paragraph shall govern to the extent inconsistent with any applicable law.

16.           Casualty.   The risk of loss or damage or destruction to the Premises by fire or other casualty is assumed by Seller until the Closing, but, except as specifically set forth in this Paragraph, Seller shall not be obligated to repair or replace any such loss or damage.  In the event of fire or other casualty, Seller shall have thirty (30) days to notify Purchaser whether it intends to rebuild the Premises prior to the Closing Date, but if Seller shall fail to notify Purchaser of its election within such thirty (30) day period Seller shall be deemed to have elected not to rebuild.  If Seller elects (or is deemed to have elected) not to repair or replace any such loss or damage to the Premises then both Seller and Purchaser shall have the option of declaring this Contract of Sale terminated within thirty (30) days of Seller's election not to rebuild, in which event Seller or Purchaser (as the case may be) shall instruct Escrow Agent to refund to Purchaser, with the interest earned thereon, the Downpayment whereupon this Contract of Sale and all rights of Purchaser hereunder and to the Premises shall terminate and neither Seller nor Purchaser shall have any further claim against the other; provided that if neither party shall have elected to terminate this Contract as aforesaid then Purchaser shall close title in accordance with this Contract and pay in full the Purchase Price, without any abatement thereof or claim against Seller for such loss or damage, except for a credit to the Purchase Price for the amount of any deductible under Seller’s policies, and accepting an assignment, without recourse, of Seller's rights, if any, to any payments to be made under any applicable hazard insurance policies, if any, together with any payments under such policies made to Seller prior to the Closing not expended to repair or replace such loss, damage or destruction.  If Seller elects to repair or replace any such loss or damage, Seller shall be entitled to reasonable adjournments of the Closing Date in which to perform the work, not exceeding one hundred twenty (120) days in the aggregate, and in no event beyond the expiration of Purchaser’s mortgage commitment or rate lock.  If Seller elects to repair or replace any such loss or damage to the Premises and if such loss or damage is not repaired (substantial completion thereof) prior to the Closing Date, as adjourned by Seller pursuant to this Paragraph, Purchaser shall have the option (to be exercised within ten (10) days of Seller's notice thereof to Purchaser) of: (a) declaring this Contract of Sale terminated, in which event Seller or Purchaser shall instruct Escrow Agent to refund to Purchaser, with the interest earned thereon, the Downpayment whereupon this Contract of Sale and all rights of Purchaser hereunder and to the Premises shall terminate and neither Seller nor Purchaser shall have any further claim against the other or (b) closing title in accordance with this Contract of Sale and paying in full the Purchase Price, without any abatement thereof,  except for a credit to the Purchase Price for the amount of any deductible under Seller’s policies, or claim against Seller for such loss or damage, and accepting an assignment, without recourse, of Seller's rights, if any, to any payments to be made under any applicable hazard insurance policies for work not yet completed, together with any payments under such policies made to Seller prior to the Closing not expended to repair or replace such loss, damage or destruction; provided that if Purchaser shall have failed to timely make an election it shall be deemed to have chosen (b) above. Seller shall not settle or compromise any insurance claim without the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if the cost of the repairs and replacements is less than $25,000, as determined by an independent third party professional chosen by Seller and reasonably acceptable to Purchaser, Purchaser shall close title with a credit against the purchase price in such amount which shall not exceed $25,000 and Seller shall retain the rights to the insurance proceeds, if any, in respect of such casualty.  This Paragraph shall govern to the extent inconsistent with any applicable law.

17.           Assignment.   Purchaser will not, without the prior written consent of Seller (which consent may be withheld in Seller's absolute discretion), sell, assign or transfer its interest in this Contract of Sale.  Notwithstanding the foregoing, Purchaser shall be permitted to assign this Contract to a single-purpose entity which is beneficially owned by The Embassy Group LLC or in which David Willner is, directly or indirectly, the managing member thereof.  Any purported assignment of this Contract of Sale in violation of this Paragraph 17 shall be ineffective and void ab initio and shall constitute a default hereunder by Purchaser, in which event this Contract of Sale shall terminate, the parties shall have no further obligations against the other and the Escrow Agent shall remit the Downpayment with interest thereon to Seller.

18.           Brokers.   Purchaser and Seller each represents and warrants that, except for The Kirkland Company (collectively, “Broker") : (i) it has not dealt with any broker in respect of the sale of the Premises to Purchaser and (ii) no broker brought the Premises to the attention of the Purchaser or was otherwise involved in the Purchaser's interest in the Premises.  Seller agrees to compensate Broker as per a separate agreement.  Each party shall indemnify, defend and hold harmless the other for any claims which would constitute a breach of the foregoing representations and warranties.  The provisions of this Paragraph shall survive the Closing and the delivery of the deed or the other termination of this Contract of Sale.

19.           ¬Section 1031 Tax Deferred Exchange.  At the option of either Seller or Purchaser, each party agrees to cooperate with the other to qualify this transaction as a like-kind exchange of property described in Section 1031 of the Internal Revenue Code of 1986, as amended.  Seller and Purchaser further agree to consent to the assignment of this Contract of Sale to a "Qualified Intermediary" and/or take such other action reasonably necessary to qualify this transaction as a like-kind exchange provided that (i) such exchange shall be at the cost and expense of the requesting party, (ii) the other party shall incur no liability as a result of such exchange and (iii) no such assignment of this Contract of Sale shall relieve the requesting party of its obligations under this Contract of Sale and the requesting party shall remain liable for the performance of its obligations hereunder including, without limitation, the representations, warranties, and covenants given by it under this Contract of Sale.

20.           OFAC Matters.   Each of Seller and Purchaser represent, warrant and agree as follows as applicable to each of them:
A.   Seller and Purchaser, and all direct or to their knowledge indirect beneficial owners of Seller and Purchaser, are in compliance with all laws, statutes, orders, legislation, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other laws, statutes, rules, regulations, legislation, or orders are collectively called the “Orders”).  For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto; and
B.           Neither Seller nor Purchaser nor any of the direct or to their knowledge indirect beneficial owners of Seller nor Purchaser:
1.           is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
2.           has been determined by competent authority to be subject to the prohibitions contained in the Orders;
3.           is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
10.           shall transfer or permit the transfer of any interest in Seller or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or
11.           shall assign this Contract of Sale or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities (or to a Person in which a Person who is listed on the Lists or who is engaged in illegal activities has any beneficial interest).
This Section 20 shall survive the Closing.

21.           Miscellaneous.   A.   If either party shall be required to employ an attorney to enforce or defend the rights of such party related to this transaction or the Premises, the prevailing party shall be entitled to recover reasonable attorneys' fees.  This paragraph shall survive the Closing or earlier termination of this Contract of Sale.

B.   This Contract of Sale contains the complete agreement between the parties, supersedes all prior agreements (oral or written) and no term hereof may be waived or amended except by the written agreement of the party to be charged by such waiver or amendment.  This Contract of Sale has been negotiated and shall not be construed against its drafter.  The parties agree that there are no oral agreements, understandings, representations or warranties which are not expressly set forth herein.

C.           All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or sent by United States registered or certified mail, return receipt requested, or sent by Federal Express, United Parcel Service or other reputable overnight delivery service, to Seller (for the attention of Jeffrey A. Gould) at its address set forth above with a copy to Mark H. Lundy,  TRB Arbors LLC, 60 Cutter Mill Road, Suite 303, Great Neck, New York  11021 and with a copy to Marc T. McNamee, Esq., Neal and Harwell, PLC, Suite 2000, One Nashville Place, 150 4th Avenue North, Nashville, Tennessee 37219-2498 or at such other addresses as it may designate by notice hereunder and to Purchaser at its address set forth above to the attention of David Willner with a copy to Morris Silberberg, Esq., Silberberg & Klein LLP, 4553 Route 9 North, Howell, New Jersey 07731, or at such other addresses as it may designate by notice hereunder.  The address for Escrow Agent is Stewart Title Insurance Company, Stewart National Title Services, New York Metro Office, 300 Main Street, Suite 801, Stamford, CT 06901, attention: Debbie S. Franco, Assistant Vice President - National Closing Specialist.

D.           The respective attorneys for Seller and Purchaser are authorized to give and receive any notices required or permitted to be sent hereunder and are permitted to agree on adjournments of the Closing Date.

E.           This Contract of Sale shall not be binding until executed and delivered by Seller and Purchaser.  Once fully executed and delivered, this Contract of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

F.           This Contract of Sale shall be governed by and construed in accordance with the laws of the State in which the Premises is located.

G.           Purchaser agrees to make the checks or wire payments for the Purchase Price to such parties as Seller shall direct.

H.           If any provision hereof shall be deemed unenforceable, the remaining terms of this Contract of Sale shall be unaffected thereby and shall remain in full force and effect.

I.           The headings herein are for reference purposes only and shall not be deemed to affect the interpretation of this Contract of Sale.

J.           SELLER AND PURCHASER HEREBY WAIVE ANY AND ALL RIGHTS THAT EITHER MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY DISPUTE CONCERNING THIS CONTRACT OF SALE OR THE PREMISES.

K.           Each of Seller and Purchaser expressly understands and agrees and acknowledges that neither party would have entered this Contract of Sale without the express provisions of this Subparagraph K.  Notwithstanding anything to the contrary set forth in this Contract of Sale, in no event shall either party ever be liable to the other party for consequential or punitive damages in respect of this Contract of Sale, the Premises or the transaction contemplated hereby. In addition, each party hereby agrees that in no event shall either party make or bring any claim for any matter whatsoever against any member, shareholder, partner, officer, director, trustee, employee, agent, representative or counsel of or for the other party. Each party acknowledges that it agrees to this Subparagraph K and that it has consulted with counsel of its own choosing in so agreeing.  This Subparagraph shall survive the Closing or earlier termination of this Contract of Sale.

L.           Purchaser understands and agrees that it shall not be permitted to record this Contract or a memorandum hereof and any breach of this provision shall constitute a default by Purchaser under this Contract in which event Seller shall be entitled to the Downpayment, this

Contract shall be terminated and Seller shall (notwithstanding any other provisions of this Contract) be entitled to such remedies as are available in law or equity.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Contract of Sale as of the date first hereinabove written.

Tax ID #____________________	TRB CUMBERLAND LLC, as Seller

By:
Mark H. Lundy
Senior Vice President of the sole member

TRB ARCHWOOD LLC, as Seller

By:
Mark H. Lundy
Senior Vice President of the sole member

Tax ID #____________________	THE EMBASSY GROUP LLC

By:
Name:
Title:

Stewart Title Insurance Company, solely in its capacity as Escrow Agent

By:
Name:
Title:

EXHIBIT A-1

Legal Description of Cumberland

EXHIBIT A-2

Legal Description of Archwood

EXHIBIT B

¬Rent Roll

EXHIBIT C

Delinquency List

EXHIBIT D

Copy of Zoning Letters